CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$1,600,000	$183.36

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated September 17, 2012 (To the Prospectus dated August 31, 2010, the Prospectus Supplement dated May 27, 2011 and Index Supplement dated May 31, 2011)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

$1,600,000 Notes due September 20, 2019 Linked to the Performance of an International Equity Basket Global Medium-Term Notes, Series A, No. E-7506

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Basket Initial Valuation Date:	September 17, 2012

Issue Date:	September 20, 2012

Basket Final Valuation Date:*	September 17, 2019

Maturity Date:**	September 20, 2019

Averaging Dates:*	Annually, on September 17 of each year, commencing on September 17, 2013; provided that the final Averaging Date shall be the Basket Final Valuation Date (the “Final Averaging Date”).*

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Reference Asset:	An equally-weighted basket (the “Basket”) consisting of the following components:

	Basket Component	Bloomberg Professional® Service Page	Initial Value
	S&P 500® Index	SPX <Index>	1,461.19
	iShares® Emerging Markets Index Fund	EEM UP <Equity>	$41.91

The S&P 500® Index is referred to herein as the “Index” and the iShares® Emerging Markets Index Fund is referred to as the “ETF”. Each of the Index and the ETF are referred to herein as a “Basket Component” and collectively as the “Basket Components”.

Initial Basket Level:	The Initial Basket Level will be set to 100.00 on the Basket Initial Valuation Date.

Final Basket Level:

The Final Basket Level will reflect the performance of the Basket from the Basket Initial Valuation Date to the Basket Final Valuation Date and will be calculated as follows:

Initial Basket Level + [Initial Basket Level × Basket Return]

Payment at Maturity:

If the Final Basket Level is greater than the Initial Basket Level, you will receive a cash payment per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Basket Return]

If the Final Basket Level is less than or equal to the Initial Basket Level, you will receive a cash payment of $1,000 per $1,000 principal amount Note that you hold.

Any payment on the Notes, including any principal protection feature provided at maturity, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

Periodic Basket Component Return:

With respect to a Basket Component on each Averaging Date, the performance of such Basket Component from and including the Basket Initial Valuation Date to and including such Averaging Date, calculated as follows:

Averaging Date Closing Value – Initial Value

Initial Value

Basket Component Return:	With respect to each Basket Component, the arithmetic average of the Periodic Basket Component Returns for such Basket Component (as calculated on each Averaging Date during the term of the Notes).

Basket Return:	The arithmetic average of the Basket Component Returns for each Basket Component.

Initial Value:	With respect to a Basket Component, the Closing Value of such Basket Component on the Basket Initial Valuation Date, as set forth in the table above.

Averaging Date Closing Value:	With respect to each Basket Component on an Averaging Date, the Closing Value of such Basket Component on such Averaging Date.

Closing Value:

With respect to a Basket Component on a valuation date, the official closing level or price, as applicable, of such Basket Component, as displayed on the applicable Bloomberg Professional® service page noted above or on any successor page on Bloomberg Professional® service or any successor service, as applicable.

In certain circumstances, the closing value of the Index will be based on the alternate calculation of the Index as described in “Reference Assets—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” of the accompanying prospectus supplement.

In certain circumstances, the closing value of the ETF will be based on the alternate calculation of the ETF as described in “Reference Assets—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” of the accompanying prospectus supplement.

Reference Asset Business Day:	A day that is an Index Business Day with respect to the Index and a Trading Day with respect to the ETF.

Index Business Day:	With respect to the Index, a day, as determined by the Calculation Agent, on which each of the relevant exchanges on which each Index component is traded is scheduled to be open for trading and trading is generally conducted on each such relevant exchange.

Trading Day:	With respect to the ETF, a day, as determined by the Calculation Agent, on which the primary exchange or market of trading for shares or other interests in the ETF or the shares of any successor fund is scheduled to be open for trading and trading is generally conducted on such market or exchange.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06741TGD3 and US06741TGD37

*	If the scheduled Averaging Date is not a Reference Asset Business Day, then the scheduled Averaging Date shall be the next succeeding day that is a Reference Asset Business Day. The Averaging Dates, including the Final Averaging Date, are subject to postponement in the event of a Market Disruption Event, as described under “Selected Purchase Considerations—Market Disruption Events and Adjustments” in this pricing supplement.
**	Subject to postponement in the event of a Market Disruption Event on the Final Averaging Date or the event that the Final Averaging Date is not a Reference Asset Business Day, each as described under “Selected Purchase Considerations—Market Disruption Events and Adjustments” in this pricing supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement, “Risk Factors” beginning on page IS-2 of the index supplement and “Selected Risk Considerations” beginning on page PS-7 of this pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡	Proceeds to Barclays Bank PLC
Per Note	100%	3.50%	96.50%
Total	$1,600,000	$56,000	$1,544,000

‡	Barclays Capital Inc. will receive commissions from the Issuer equal to 3.50% of the principal amount of the notes, or $35 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 and the index supplement dated May 31, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and the index supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

•	Index Supplement dated May 31, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511154632/d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

PS–2

Hypothetical Examples

Illustrative Calculations of Basket Component Returns, Basket Return and the Final Basket Level

The following example sets forth the methodology used to calculate the Basket Component Returns of each Basket Component and the Basket Return and, accordingly, the Final Basket Level. The numbers set forth in the following example, which have been rounded for ease of reference, are purely hypothetical and are provided for illustrative purposes only. The numbers set forth in the following table to not relate to the actual Closing Values on the Basket Initial Valuation Date or on any Averaging Date. We cannot predict the Periodic Basket Component Returns or Basket Component Returns of any of the Basket Components or the Basket Return of the Basket. These examples do not take into account any tax consequences of an investment in the Notes.

This example assumes the Closing Values of the Basket Components as indicated and further assumes that:

•	The Notes have a term to maturity of seven years, resulting in a total of seven Averaging Dates.

•	Initial Basket Level: 100.00

•	Closing Value of the Index on the Basket Initial Valuation Date: 1,461.19

•	Closing Value of the ETF on the Basket Initial Valuation Date: $41.91

Step 1: Based on the Closing Value on the Basket Initial Valuation Date and the Closing Value on each Averaging Date, calculate the Periodic Basket Component Return for each Basket Component on each Averaging Date.

Averaging Date No.	S&P 500® Index		iShares® Emerging Markets Index Fund
	Closing Value	Periodic Basket Component Return	Closing Value ($)	Periodic Basket Component Return
1	1,351.60	-7.50%	50.71	21.00%
2	1,600.00	9.50%	41.07	-2.00%
3	1,183.56	-19.00%	39.81	-5.00%
4	1,358.91	-7.00%	44.01	5.00%
5	1,227.40	-16.00%	48.62	16.00%
6	1,607.31	10.00%	50.29	20.00%
7	1,388.13	-5.00%	48.20	15.00%

Step 2: Based on the Periodic Basket Component Returns calculated in Step 1 above, calculate the Basket Component Returns for each Basket Component. For each Basket Component, the Basket Component Return will be equal to the arithmetic average of each of the Periodic Basket Component Returns for such Basket Component.

Accordingly, the Basket Component Returns for each of the Basket Components are as follows:

•	Basket Component Return of the Index: -5.00%

•	Basket Component Return of the ETF: 10.00%

Step 3: Based on the Basket Component Returns calculated in Step 2 above, calculate the Basket Return.

The Basket Return is equal to the arithmetic average of the Basket Component Returns of -5.00% and 10.00%, respectively. Accordingly, the Basket Return is equal to 2.50%.

Step 4: Based on the Basket Return calculated in Step 3 above, calculate the Final Basket Level.

The Final Basket Level is equal to (a) the Initial Basket Level plus (b) the Initial Basket Level times the Basket Return. Accordingly, the Final Basket Level is calculated as follows:

Initial Basket Level + [Initial Basket Level × Basket Return]

100 + [100.00 × 2.50%] = 102.50

PS–3

Step 5: Based on the Final Basket Level calculated in Step 4 above, calculate the payment at maturity:

Because the Final Basket Levels is greater than the Initial Basket Level, the investor will receive a payment at maturity per $1,000 principal amount Note equal to (a) $1,000 plus (b) $1,000 times the Basket Return. Accordingly, the payment at maturity per $1,000 principal amount Note is calculated as follows:

$1,000 + [$1,000 × Basket Return]

$1,000 + [$1,000 × 2.50%] = $1,025.00

In this case, the return on investment of the Notes is equal to 2.50%. Had the Final Basket Level been less than or equal to the Initial Basket Level, the investor would not receive any payment at maturity in excess of the principal amount of their Notes, and the return on investment of the Notes would have been equal to 0.00%.

Hypothetical Examples of Amounts Payable at Maturity

The examples set forth below are provided for illustrative purposes only. Terms in the tables and examples below are purely hypothetical and do not relate to any Basket Component Return or Basket Return. The examples are hypothetical and do not purport to be representative of every possible scenario concerning the Basket Component Returns of the Basket Components. We cannot predict any of the Basket Component Returns, the Basket Return or the Final Basket Level.

The following examples illustrate the potential total return over the term of the Notes based upon an initial investment of $1,000. These examples assume the Notes are held until the Maturity Date. These examples further assume the Basket Component Returns are as indicated. The numbers appearing in the following tables and examples have been rounded for ease of analysis. These examples do not take into account any tax consequences of an investment in the Notes.

For a more detailed description of how the Basket Component Returns will be calculated, please see “Illustrative Calculations of Basket Component Returns, Basket Return and the Final Basket Level” above.

Example 1: The Basket Component Returns of both Basket Components are positive. Accordingly, the Basket Return is positive and the Final Basket Level is greater than the Initial Basket Level.

Basket Component	Basket Component Return
S&P 500® Index	4.00%
iShares® Emerging Markets Index Fund	6.00%

The Basket Return is equal to the arithmetic average of the Basket Component Returns. Accordingly, the Basket Return in this case is equal to 5.00%, and the Final Basket Level is equal to 100.00 + [100.00 × 5.00%], or 105.00. Because the Final Basket Level is greater than the Initial Basket Level, the investor receives a payment at maturity of $1,050.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × Basket Return]

$1,000 × [$1,000 × 5.00%] = $1,050.00

The return on investment of the Notes is equal to 5.00%.

Example 2: The Basket Component Return of one Basket Components is positive, the Basket Component Return of the other Basket Component is negative and the Basket Return is negative. Accordingly, the Final Basket Level is less than the Initial Basket Level.

Basket Component	Basket Component Return
S&P 500® Index	5.00%
iShares® Emerging Markets Index Fund	-10.00%

The Basket Return is equal to the arithmetic average of the Basket Component Returns. Accordingly, the Basket Return in this case is equal to -2.50% and the Final Basket Level is 100.00 + [100.00 x -2.50%], or 97.50. Even though the Basket Component Return of one Basket Component was positive, the Basket Component Return of the other Basket Component was negative, thereby causing the Basket Return to be negative and the Final Basket Level to be less than the Initial Basket Level.

PS–4

Because the Final Basket Level is less than the Initial Basket Level, the investor receives a payment at maturity of $1,000 per $1,000 principal amount Note.

The return on investment of the Notes is 0.00%.

Example 3: The Basket Component Returns of one Basket Component is positive, the Basket Component Return of the other Basket Component is negative and the Basket Return is positive. Accordingly, the Final Basket Level is greater than the Initial Basket Level.

Basket Component	Basket Component Return
S&P 500® Index	-5.00%
iShares® Emerging Markets Index Fund	10.00%

The Basket Return is equal to the arithmetic average of the Basket Component Returns. Accordingly, the Basket Return in this case is equal to 2.50%, and the Final Basket Level is equal to 100.00 + [100.00 × 2.50%], or 102.50. Because the Final Basket Level is greater than the Initial Basket Level, the investor receives a payment at maturity of $1,025.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × Basket Return]

$1,000 × [$1,000 × 2.50%] = $1,025.00

The return on investment of the Notes is equal to 2.50%.

Example 4: The Basket Component Returns of both Basket Components are negative.

Basket Component	Basket Component Return
S&P 500® Index	-5.00%
iShares® Emerging Markets Index Fund	-15.00%

The Basket Return is equal to the arithmetic average of the Basket Component Returns. Accordingly, the Basket Return in this case is equal to -10.00% and the Final Basket Level is equal to 100.00 + [100.00 × -10.00%], or 90.00

Because the Final Basket Level is less than the Initial Basket Level, the investor receives a payment at maturity of $1,000 per $1,000 principal amount Note.

The return on investment of the Notes is 0.00%

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—If a scheduled Averaging Date is not a Reference Asset Business Day, then the scheduled Averaging Date shall be the next succeeding day that is a Reference Asset Business Day. Additionally, the Averaging Dates (including the Final Averaging Date), the Maturity Date and the payment at maturity are subject to adjustment in the event of a Market Disruption Event with respect to either Basket Component. If the Calculation Agent determines that on an Averaging Date, a Market Disruption Event occurs or is continuing with respect to either Basket Component, such Averaging Date will be postponed. If such postponement occurs, the Averaging Date Closing Values of the Basket Components shall be determined using the Closing Values of the Basket Components on the first following Reference Asset Business Day on which no Market Disruption Event occurs or is continuing in respect of either Basket Component. In no event, however, will an Averaging Date be postponed by more than five scheduled Reference Asset Business Days. If the Calculation Agent determines that a Market Disruption Event occurs or is continuing in respect of either Basket Component on such fifth day, the Calculation Agent will determine the Closing Value of any Basket Component unaffected by such Market Disruption Event using the Closing Value of such Basket Component on such fifth day, and will make an estimate of the Closing Value of any Basket Component affected by such Market Disruption Event that would have prevailed on such fifth day in the absence of the Market Disruption Event. In the event that the Final Averaging Date were to be postponed, either because it is not a Reference Asset Business Day or because of a Market Disruption Event with respect to either Basket Component, then the Maturity Date will be postponed so that the number of business days between the Final Averaging Date (as postponed) and the Maturity Date (as postponed) remains the same.

•

For a description of what constitutes a Market Disruption Event with respect to the Index, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the accompanying prospectus supplement; and

PS–5

•

For a description of what constitutes a Market Disruption Event with respect to the ETF, see “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities”.

•	Adjustments to the Basket—For a description of adjustments that may affect the Basket or one or more of the Basket Components, see the following sections of the prospectus supplement:

•

For a description of further adjustments that may affect the Index, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the accompanying prospectus supplement; and

•

For a description of further adjustments that may affect the ETF, see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” in the accompanying prospectus supplement.

If on or prior to the Basket Final Valuation Date, the shares or other interests in the ETF (or any successor fund) are de-listed the ETF (or any successor fund) is liquidated or otherwise terminated and the Calculation Agent determines that no successor fund is available, then Calculation Agent may, in its sole discretion, elect to make an adjustment to the Initial Value or the Averaging Date Closing Values of the ETF or to the method of determining the Basket Component Return for the ETF, or any other terms of the Notes as the Calculation Agent, in its sole discretion, determines appropriate to account for the de-listing, liquidation or termination, as applicable, would have had if the Notes represented an actual interest in the ETF equivalent to the notional interest of the Notes in the ETF.

If the Calculation Agent elects not to make an adjustment as described in the preceding paragraph or determines that no adjustment that it could make will produce a commercially reasonable result, then the Calculation Agent shall cause the Maturity Date to be accelerated to the fourth business day following the date of that determination and the payment at maturity that you will receive on the Notes will be calculated as though the date of early repayment were the stated Maturity Date of the Notes and as though the Basket Final Valuation Date were the date of de-listing, liquidation or termination, as applicable (or, if such day is not a Reference Asset Business Day, the immediately preceding day that is a Reference Asset Business Day).

As used above, the terms “successor fund” has the meanings set forth under “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” in the accompanying prospectus supplement.

•

Exposure to the Basket Components—The payment at maturity of the Notes is linked to the performance of the Basket, which is equally weighted and is comprised of the Index and the ETF. The Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. The ETF is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets IndexSM (the “ETF Underlying Index”). For information about the Basket Components, see “The Basket Components” in this pricing supplement.

•

Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement. In addition, this discussion applies to you only if you are an initial purchaser of the Notes; if you are a secondary purchaser of the Notes, the tax consequences to you may be different.

The following section is the opinion of our special tax counsel, Sullivan & Cromwell LLP, and it assumes that the description of the terms of the Notes in this pricing supplement is materially correct. The Notes will be treated as debt instruments subject to special rules governing contingent payment debt instruments for United States federal income tax purposes. If you are a U.S. individual or taxable entity, you generally will be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield for the Notes and pay tax accordingly, even though you will not receive any payments from us until maturity. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the sale or maturity of the Notes would be taxed as ordinary interest income and any loss you may recognize on the sale or maturity of the Notes would generally be ordinary loss to the extent of the interest you previously included as income in respect of the Notes and thereafter would be capital loss. If you are a noncorporate holder, you would generally be able to use such ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and would generally not be able to carry such ordinary loss forward or back to offset income in other taxable years.

PS–6

If you purchase your Notes for an amount that differs from the principal amount of the Notes, you may be subject to special tax rules as described in “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement (in particular, the rules that apply when a U.S. holder purchases a contingent payment debt instrument for an amount that differs from the adjusted issue price of that contingent payment debt instrument at the time of the purchase). These rules are complex and therefore individuals are urged to consult their tax advisors regarding these rules.

Additionally, if, as a result of an increase in the value of the Reference Asset, the Notes guarantee, at a time that is more than six months prior to maturity, a payment in excess of the projected amount payable at maturity for U.S. federal income tax purposes, the Internal Revenue Service could take the position that you must include additional amounts in income on a current basis or over the remaining term of the Notes, based on the minimum amounts that you are guaranteed to receive at maturity. You should consult their tax advisors regarding the risk that the Internal Revenue Service could take such a position.

For a further discussion of the tax treatment of your Notes, including information regarding obtaining the comparable yield for your Notes and the tax consequences to secondary purchasers of the Notes, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions (which would include debt of a foreign financial institution that is not regularly traded on an established securities market, and accordingly may include your Notes), as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. The Internal Revenue Service has issued guidance exempting “specified foreign financial assets” held in a financial account from reporting under this provision (although the financial account itself, if maintained by a foreign financial institution, may remain subject to this reporting requirement). Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Non-U.S. Holders. Barclays currently does not withhold on payments treated as interest to non-U.S. holders in respect of instruments such as the Notes. However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any payments treated as interest at a 30% rate, unless you have provided to Barclays an appropriate and valid Internal Revenue Service Form W-8. In addition, non-U.S. holders will be subject to the general rules regarding information reporting and backup withholding as described under the heading “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding” in the accompanying prospectus supplement.

Additionally, the Treasury Department has issued proposed regulations under Section 871 of the Internal Revenue Code which could ultimately require us to treat all or a portion of any payment in respect of your Notes as a “dividend equivalent” payment that is subject to withholding tax at a rate of 30% (or a lower rate under an applicable treaty). You could also be required to make certain certifications in order to avoid or minimize such withholding obligations, and you could be subject to withholding (subject to your potential right to claim a refund from the IRS) if such certifications were not received or were not satisfactory. You should consult your tax advisor concerning the potential application of these regulations to payments you receive with respect to the Notes when these regulations are finalized.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Basket Components. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement and the index supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”;

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Notes Treated for U.S. Federal Income Tax Purposes as Contingent Payment Debt Instruments”; and

•	“Risk Factors—Additional Risks Relating to Securities Based on a Basket Comprised of More Than One Reference Asset.”

In addition to the risks described above, you should consider the following:

•

Credit of Issuer—You will receive, subject to our credit risk, at least 100% of the principal amount of your Notes if you hold your Notes to maturity, regardless of the performance of the Basket. The Notes are senior unsecured debt obligations of the issuer,

PS–7

Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any principal protection provided at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•

You Will Not Receive any Periodic Interest Payments on the Notes; if the Basket Return is Not Positive, You Will Not Earn Any Positive Return on the Notes—Unlike conventional debt instruments, the Notes do not bear interest and you will not receive any periodic coupon payments during the term of the Notes. You will receive an amount at maturity that is greater than the principal amount of your Notes only if the Basket Return is positive (and, accordingly, the Final Basket Level is greater than the Initial Basket Level). If the Basket Return is equal to or less than 0.00%, you will receive only the principal amount of your Notes on the Maturity Date. Accordingly, unless the Basket Return is positive, you will not earn any return on your investment in the Notes. You will not be compensated for any loss in value that you incur due to inflation and other factors relating to the value of money over time.

•

The Periodic Basket Component Returns of the Basket Components are Not Based on the Price or Level of the Basket Components at Any Time Other than the Closing Values of the Basket Components on each Averaging Date—The Basket Return will be based on the arithmetic average of the Basket Component Returns for each Basket Component which will, in turn, be based on the arithmetic average of the Periodic Basket Component Returns for each Basket Component. The Periodic Basket Component Returns for each Basket Component will be based on the Closing Values of the Basket Components on each Averaging Date as compared to the Initial Values on the Basket Initial Valuation Date. Therefore, if the price of the ETF and/or the level of the Index drops precipitously on one or more Averaging Dates, the payment at maturity on your Notes may be significantly less than it would have been had such payment been linked to the price of the ETF and/or the level of the Index prior to such drop.

•

Negative Periodic Basket Component Returns With Respect to a Basket Component On One or More Averaging Dates Will Mitigate the Effect Of, and May Completely Offset, Positive Periodic Basket Component Returns on Other Averaging Dates—The Basket Component Return with respect to each Basket Component will be equal to the arithmetic average of the Periodic Basket Component Returns for such Basket Component during the term of the Notes. Accordingly, the Basket Component Return of each Basket Component and, in turn, the Basket Return, will depend on the path taken by the Basket Components between the Basket Initial Valuation Date and the Basket Final Valuation Date. Negative Periodic Basket Component Returns with respect to either Basket Component on one or more Averaging Dates will mitigate the effect of, and may completely offset, positive Periodic Basket Component Returns on other Averaging Dates. If the Periodic Basket Component Returns with respect to one or both of the Basket Components are negative on one ore more Averaging Dates, the Basket Component Returns for such Basket Components may be negative. If the Basket Component Returns with respect to one or both Basket Components is negative, the Basket Return may in turn also be negative, and your payment at maturity will be limited to the principal amount of your Notes.

•

Non-U.S. Securities Markets Risks—The equity securities held by the ETF are issued by non- U.S. issuers. Investments in securities linked to the value of non-U.S. securities involve risks associated with the securities markets in those countries. In particular securities issued by foreign companies in foreign securities markets may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the financial products linked to such securities, which may have an adverse effect on the Notes. Also, the public availability of information concerning the issuers of such securities will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of these securities may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.

•

Risks Associated with Emerging Markets—The issuers of the securities held by the ETF are companies located in emerging markets. An investment in the Notes will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid institutional change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

•

No Direct Exposure to Fluctuations in Foreign Exchange Rates—The value of your Notes will not be adjusted for exchange rate fluctuations between the U.S. dollars and the currency in which the stocks held by the ETF are denominated, although any currency fluctuations could affect the performance of the ETF. Therefore, if the applicable currency appreciates or depreciates relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in your payment at maturity.

•

Correlation of Changes in Levels of the Basket Components May Adversely Affect the Return on the Notes—Performances among the Basket Components may become highly correlated from time to time during the term of the Notes, including, but not limited to, a period in which there is a substantial decline in the primary securities markets for the Basket Components or stocks underlying the Basket Components, as applicable. High correlation during periods of negative performances among the Basket Components could cause the Basket Performance to be negative and reduce the value of the Notes and any payment at the maturity of the Notes.

PS–8

•

Historical Performance of the Basket Components Should Not Be Taken as Any Indication of the Future Performance of the Basket Components Over the Term of the Notes—The historical performance of any Basket Component is not an indication of the future performance of that Basket Component over the term of the Notes. The historical correlation between the Basket Components is not an indication of the future correlation between them over the term of the Notes. Therefore, the performance of the Basket over the term of the Notes may bear no relation or resemblance to the historical performance of the Basket Components.

•	Certain Features of Exchange-Traded Funds Will Impact the Value of the ETF and the Value of the Notes:

•

Management risk. This is the risk that the investment strategy for the ETF, the implementation of which is subject to a number of constraints, may not produce the intended results. An investment in an exchange-traded fund involves risks similar to those of investing in any fund of equity securities traded on an exchange, such as market fluctuations caused by such factors as economic and political developments, changes in interest rates and perceived trends in security prices. However, because ETFs are not “actively” managed, they generally do not take defensive positions in declining markets or would not sell a security because the security’s issuer was in financial trouble. Therefore, the performance of an ETF could be lower than other types of mutual funds that may actively shift their portfolio assets to take advantage of market opportunities or to lessen the impact of a market decline.

•

Derivatives risk. ETFs may invest in futures contracts, options on futures contracts, other types of options and swaps and other derivatives. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as commodities. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus an ETF’s losses, and, as a consequence, the losses of your Notes, may be greater than if the ETF invested only in conventional securities.

•

The ETF May Underperform the ETF Underlying Index—The performance of the ETF may not replicate the performance of, and may underperform, the ETF Underlying Index. ETFs will reflect transaction costs and fees that will reduce their relative performances. Moreover, it is also possible that the ETFs may not fully replicate or may, in certain circumstances, diverge significantly from the performance of their respective underlying assets or indices. Because the return on your Notes is linked to the performance of the ETF and not its underlying assets, the return on your Notes may be less than that of an alternative investment linked directly to the underlying assets of the ETF or the stocks comprising the ETF Underlying Index.

•

No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the ETF or holders of securities comprising the Index would have.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the performance of the Basket Components and the Basket Performance, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Basket Components;

•	the time to maturity of the Notes;

•	the dividend rate on the stocks underlying the Basket Components;

•	interest and yield rates in the market generally;

•	the supply and demand for the Notes;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

PS–9

The Basket Components

S&P 500® Index

The S&P 500® Index is intended to provide an indication of the pattern of the stock price movement in the U.S. equities market. The daily calculation of the S&P 500® Index is based on the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 to 1943. For more information regarding the S&P 500® Index, please see “Non-Proprietary Indices—Equity Indices—S&P 500® Index” in the accompanying index supplement.

The following graphs set forth the historical performance of the S&P 500® Index based on the daily Closing Values from January 2, 2004 through September 17, 2012. On September 17, 2012, the Closing Value of the S&P 500® Index was 1,461.19. We obtained the closing levels below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Closing Value of the Index on any of the Averaging Dates. We cannot give you assurance that the performance of the Basket Components will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

“Standard & Poor’s®, S&P 500® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). These trademarks have been licensed for use by S&P Dow Jones Indices LLC and its affiliates and sublicensed for certain purposes by Barclays Bank PLC. The S&P 500® Index (the “Index”) is a product of S&P Dow Jones Indices LLC, and has been licensed for use by Barclays Bank PLC.

The Notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P, any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the Index to track general market performance. S&P Dow Jones Indices’ only relationship to Barclays Bank PLC with respect to the Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors. The Index is determined, composed and calculated by S&P Dow Jones Indices and/or its third party licensor(s) without regard to Barclays Bank PLC or the Notes. S&P Dow Jones Indices has no obligation to take the needs of Barclays Bank PLC or the owners of the Notes into consideration in determining, composing or calculating the Index. S&P Dow Jones Indices is not responsible for and has not participated in the determination of the prices, and amount of the Notes or the timing of the issuance or sale of the Notes or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of the Notes. There is no assurance that investment products based on the Index will accurately track index performance or

PS–10

provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security within the Index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the Index. It is possible that this trading activity will affect the value of the Index and the Notes.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND BARCLAYS BANK PLC, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

iShares® Emerging Markets Index Fund

General

We have derived all information contained in this pricing supplement regarding the ETF, including, without limitation, its make-up, method of calculation and changes in its components, from the ETF’s prospectus dated January 1, 2012 and other publicly available information. We have not independently verified such information. Such information reflects the policies of, and is subject to change by, iShares®, Inc., BlackRock Institutional Trust Company, N.A. (“BTC”) and BlackRock Fund Advisors (“BFA”). The ETF is an investment portfolio maintained and managed by iShares®, Inc. BFA is currently the investment adviser to the ETF. The ETF is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “EEM.”

iShares®, Inc. is a registered investment company that consists of numerous separate investment portfolios, including the ETF. Information provided to or filed with the SEC by iShares®, Inc. pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding iShares®, Inc., BFA and the ETF, please see the ETF’s prospectus. In addition, information about iShares® and the ETF may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com. We have not undertaken any independent review or due diligence of the SEC filings related to the ETF, any information contained on the iShares® website, or of any other publicly available information about the ETF. Information contained on the iShares® website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Investment Objective and Strategy

The ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in emerging markets, as measured by the ETF Underlying Index. The ETF holds equity securities traded primarily in the global emerging markets. The ETF Underlying Index was developed by MSCI Inc. (“MSCI”) as an equity benchmark for international stock performance, and is designed to measure equity market performance in the global emerging markets. For more information about the MSCI Indices, generally, and the ETF Underlying Index, specifically, please see “Non-Proprietary Indices—Equity Indices—MSCI Indices” in the accompanying index supplement.

As of June 30, 2012, the ETF holdings by country consisted of the following 23 countries: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hong Kong, Hungary, India, Indonesia, Luxembourg, Malaysia, Mexico, Peru, Philippines, Poland, Russian Federation, South Africa, South Korea, Taiwan, Thailand, Turkey and the United States. As of September 10, 2012, the ETF’s three largest holdings by country were China, South Korea and Brazil and its three largest holdings by sector were financials, information technology and energy.

The ETF uses a representative sampling indexing strategy (as described below under “Representative Sampling”) to try to track the ETF Underlying Index. The ETF generally invests at least 90% of its assets in securities of the ETF Underlying Index and depository receipts representing securities in the ETF Underlying Index. In addition, the ETF may invest up to 10% of its assets in other securities, including securities not in the ETF Underlying Index, but which BFA believes will help the ETF track the ETF Underlying Index, futures contracts, options on futures contracts, other types of options and swaps related to the ETF Underlying Index, as well as cash and cash equivalents, including shares of money market funds affiliated with BFA or its affiliates.

PS–11

Representative Sampling

The ETF pursues a “representative sampling” indexing strategy in attempting to track the performance of the ETF Underlying Index, and generally does not hold all of the equity securities included in the ETF Underlying Index. The ETF invests in a representative sample of securities that collectively has an investment profile similar to the ETF Underlying Index. Securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the ETF Underlying Index.

Correlation

The ETF Underlying Index is a theoretical financial calculation, while the ETF is an actual investment portfolio. The performance of the ETF and the ETF Underlying Index will vary due to transaction costs, foreign currency valuation, asset valuations, corporate actions (such as mergers and spin-offs), timing variances, and differences between the ETF’s portfolio and the ETF Underlying Index resulting from legal restrictions (such as diversification requirements) that apply to the ETF but not to the ETF Underlying Index or the use of representative sampling. A figure of 100% would indicate perfect correlation. “Tracking error” is the difference between the performance (return) of the ETF’s portfolio and the ETF Underlying Index. BFA expects that, over time, the ETF’s tracking error will not exceed 5%. The ETF, using a representative sampling indexing strategy, can be expected to have a greater tracking error than a fund using a replication indexing strategy. Replication is an indexing strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

Industry Concentration Policy

The ETF will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the ETF Underlying Index is concentrated. For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities) and repurchase agreements collateralized by U.S. government securities are not considered to be issued by members of any industry.

Disclaimer

iShares® is a registered mark of BlackRock Institutional Trust Company, N.A. (“BITCNA”). BITCNA has licensed certain trademarks and trade names of BITCNA to Barclays Bank PLC. The Notes are not sponsored, endorsed, sold or promoted by BITCNA. BITCNA makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BITCNA has no obligation or liability in connection with the operation, marking, trading or sale of the Notes.

PS–12

Historical Information

We obtained the historical trading price information in the chart and the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

The historical prices of the ETF should not be taken as an indication of future performance, and no assurance can be given as to the Closing Value of the ETF on any of the Averaging Dates. We cannot give you assurance that the performance of the Basket Components will result in the return of any of your initial investment.

The following table sets forth the high and low closing prices of the ETF, as well as end-of-quarter closing prices, during the periods indicated below.

Quarter / Period Ending	Quarterly High (USD)	Quarterly Low (USD)	Quarterly Close (USD)
March 31, 2007	39.53	14.97	38.75
June 30, 2007	44.42	38.75	43.82
September 30, 2007	50.11	39.50	49.78
December 31, 2007	55.64	47.27	50.10
March 31, 2008	50.37	42.17	44.79
June 30, 2008	51.70	44.43	45.19
September 30, 2008	45.19	31.33	34.53
December 31, 2008	34.53	18.22	24.97
March 31, 2009	27.09	19.94	24.81
June 30, 2009	34.64	24.81	32.23
September 30, 2009	39.29	30.75	38.91
December 31, 2009	42.07	37.56	41.50
March 31, 2010	43.22	36.83	42.12
June 30, 2010	43.98	36.16	37.32
September 30, 2010	44.77	37.32	44.77
December 31, 2010	48.58	44.77	47.62
March 31, 2011	48.69	44.63	48.69
June 30, 2011	50.21	45.50	47.60
September 30, 2011	48.46	34.95	35.07
December 31, 2011	42.80	34.36	37.94
March 31, 2012	44.76	37.94	42.94
June 30, 2012	43.54	36.68	39.14
September 17, 2012*	42.37	37.42	41.91

*	High, low and closing prices are for the period starting July 1, 2012 and ending September 17, 2012.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PS–13

The following graph sets forth the historical performance of the ETF based on daily closing prices from January 2, 2004 through September 17, 2012. The closing price per share of the ETF on September 17, 2012 was $41.91.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent has committed to take and pay for all of the Notes, if any are taken.

PS–14